Exhibit 10.1

December 7, 2023

Dr. Sébastien Hazard

7 Rangeley Rd.

Winchester, MA 01890

hazardsebastien@gmail.com

Dear Sébastien,

I am pleased to extend to you an offer of employment with IMUNON, Inc. as Executive Vice President and Chief Medical Officer. In this capacity, you will be a member of IMUNON’s senior executive staff and will report directly to me. Your starting salary will be $18,269.23 every two weeks, which is $475,000 on an annualized basis.

Additionally:

●	You will be eligible for an annual bonus, with a target of 50% of your annual base salary, contingent upon meeting personal goals and company objectives.

●	Your base salary will be subject to a performance review annually.

●	Subject to Board of Directors’ approval, you will be granted an inducement option to purchase 80,000 shares of IMUNON common stock. Your Option Grant will vest in equal quarters over four years with the first quarter vesting on the one-year anniversary of your first day of employment. Options will be exercisable at the closing price of our stock on the date of Board approval.

●	Subject to Board of Directors approval, you will also receive a restricted inducement stock grant in the amount of 20,000 shares of IMUNON common stock. Your Stock Grant will vest on the one-year anniversary of your first day of employment.

●	In the event of the involuntary termination of your employment, for any reason other than for Cause, or in the event of your resignation for Good Reason, IMUNON will provide you with a monthly salary continuation and health insurance premium payments for up to nine (9) months. These benefits will cease if you find new employment prior to the end of the specified period. Salary continuation will be subject to your execution of a mutually agreed General Release.

This offer is contingent on: (i) satisfactory discussions with your references; (ii) satisfactory pre-employment physical release from your physician and passing a customary drug screen; and (iii) termination of any current consulting or employment engagements and your agreement not to engage in consulting while an employee of IMUNON.

Your salary will be paid bi-weekly in arrears. Salary payments will be automatically deposited into a checking/savings account of your choosing.

As a member of our professional staff, your position is salaried and exempt from federal wage-hour law. You will not be eligible for overtime pay for hours actually worked in excess of 40 in a given workweek. Your employment is at will. You or IMUNON may terminate our employment relationship at any time with or without cause or notice. As such, neither this letter nor any other oral or written representations may be considered a contract for any specific period of time.

Your first 120 days of employment will be considered an introductory period. As such, I encourage you to discuss job performance, duties, responsibilities and goals with me at any time; however, we will formally discuss your performance at the end of your first 120 days with the Company.

You will be eligible for a benefits package including medical, dental, life insurance, short and long-term disability and participation in our 401(k) Plan. The Plan includes a company contribution of IMUNON stock, in kind, for 50% of the first 6% contribution made by you. The Company will provide you with the opportunity to join our employee medical and dental insurance programs. Medical, dental and life insurance coverage will be effective on the first day of the month following your employment date.

Your annual vacation allowance is five (5) weeks per year, accrued per pay period, your vacation allowance for 2023 will be at a pro rata percentage of a full year calculated from your first day of employment. In addition, you are eligible for holiday, sick and personal days. Personal day allowance for 2023 has restrictions as specified in our Employee Handbook. Details of the entire benefits package will be given to you on your first day of employment.

Please sign and return this letter, by e-mail (clegoff@imunon.com), to indicate your acceptance of this position.

We mutually agree that your start date will be December 11, 2023. On your first day of employment, please bring documentation for the purpose of completing the I-9 Form which authorizes your employment in the United States.

If you have any questions about the contents of this letter or about your employment with IMUNON, please contact me at 609-482-2454 or 310-924-0135 (cell).

On behalf of the Management and Employees of IMUNON, I sincerely welcome you and wish to express our excitement with your decision to join IMUNON, Inc.

Sincerely,

/s/ Corinne Le Goff

Corinne Le Goff
CEO and President

ACCEPTED:

/s/ Sebastien Hazard	12/7/2023
Dr. Sébastien Hazard	Date